EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Strong Second Quarter 2023 Financial Results and Improves Full Year 2023 Guidance

MIAMI, Aug. 01, 2023 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian”, “NCLH” or the “Company”) today reported financial results for the second quarter ended June 30, 2023 and provided guidance for the third quarter and full year 2023.

Second Quarter 2023 Highlights:

  Company met or exceeded guidance for all key metrics in the second quarter.
  Generated total revenue of $2.2 billion, a record for the Company and up 33% compared to the same period in 2019, and GAAP net income of $86.1 million, or EPS of $0.20.
  Achieved Adjusted EBITDA of approximately $515 million and Adjusted EPS of $0.30, above guidance of $485 million and $0.25 respectively. Second quarter outperformance was driven by solid revenue performance, lower costs and favorable fuel pricing.
  Occupancy improved sequentially to approximately 105% in the quarter, in line with guidance and reflecting the completion of our phased ramp-up.
  Total revenue per Passenger Cruise Day increased approximately 15% both as reported and in constant currency, compared to the same period in 2019.
  Continued to demonstrate results of ongoing margin enhancement initiative including sequential improvement in operating costs. Gross Cruise Costs per Capacity Day was approximately $315 in the quarter. Adjusted Net Cruise Costs excluding Fuel per Capacity Day in constant currency was approximately $156, lower than the prior quarter and guidance of $159.
  Cumulative booked position for the remainder of 2023 continues to be at record levels and at higher pricing. The Company remains within its optimal booked position of approximately 60-65% on a 12-month forward basis.
  Advance ticket sales balance increased versus the prior quarter reaching a record $3.5 billion, approximately $167 million higher than prior quarter and 56% above the second quarter of 2019.
  $2.4 billion of liquidity at quarter-end, including boost from a $500 million return of cash collateral from a credit card processor.
  Full year 2023 Adjusted EPS guidance improved $0.05 to approximately $0.80 reflecting second quarter outperformance and continued strong results expected for the remainder of 2023. Adjusted EBITDA guidance improved to the range of $1.85 to $1.95 billion. Updated guidance reflects approximately $30 million of headwinds from higher interest and fuel expense for the back half of the year.

“We are pleased to report strong second quarter results, in which we met or exceeded guidance on all key metrics, allowing us to improve our full year outlook for Adjusted EBITDA and Adjusted EPS,” said Harry Sommer, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “The continued strength in the demand environment is evident not only in this quarter’s results, in which we generated a meaningful increase in pricing on 19% capacity growth compared to 2019, but also in our forward booked position which is within our optimal range and at higher pricing. As we look to the near future, we are focused on sustaining this momentum by capitalizing on the robust demand environment, strategically enhancing our guest experience, rightsizing our cost base through our ongoing margin enhancement initiative, building excitement for the upcoming launches of Norwegian Viva and Regent’s Seven Seas Grandeur and ultimately charting a path to reduce leverage and de-risk our balance sheet.”

Business, Operations and Booking Environment Update

Occupancy reached approximately 105% for the second quarter of 2023, in line with guidance and marking a significant milestone with the phased ramp-up now complete. Full year 2023 Occupancy is expected to average 103.5%, consistent with prior guidance. As expected, Occupancy in the quarter is slightly lower than the second quarter of 2019, reflecting the Company’s strategic shift to longer, more immersive itineraries. This shift naturally results in lower Occupancy levels and is expected to attract higher quality guests, generate higher Net Yields, improve guest satisfaction and cultivate stronger loyalty over time. As a result, full year Occupancy in 2024 and beyond is expected to be approximately 200 basis points lower relative to 2019.

The Company continues to experience strong and resilient consumer demand. The cumulative booked position for the second half of 2023 is ahead of 2019 levels at continued higher pricing. On a 12-month forward basis, the Company continues to be in its optimal booked position of approximately 60-65%. As of June 30, 2023, the Company’s advance ticket sales balance, including the long-term portion, was a record $3.5 billion, approximately $167 million higher than the prior quarter and approximately 56% higher than the second quarter of 2019. Onboard revenue generation remains robust with broad-based strength across all revenue streams. The Company continues to focus on increasing its pre-sold revenue from guests prior to sailing, as this typically results in higher overall spend throughout the cruise journey as well as earlier and more predictable cash inflow.

Total revenue was up 33% in the second quarter versus 2019 with total revenue per Passenger Cruise Day up approximately 15% as reported and in constant currency. Gross margin per Capacity Day was approximately $116 in the quarter. Net Yield growth of approximately 2.9% versus 2019 on a constant currency basis was in line with guidance. The Company remains on track to achieve its healthy pricing guidance of Net Per Diem growth in the range of 9.0 to 10.5% and Net Yield growth in the range of 5.0 to 6.5% for the full year, both on a constant currency basis and compared to 2019.

The Company continues to focus on efforts to maximize revenue opportunities and rightsize its cost base to strengthen the foundation for sustained, profitable growth. Gross Cruise Costs per Capacity Day was approximately $315 in the quarter, compared to $298 last quarter. Adjusted Net Cruise Costs excluding Fuel per Capacity Day in constant currency in the second quarter of 2023 was approximately $156, an improvement versus the first quarter and guidance of $159 as certain cost savings initiatives continued to be realized. Looking forward to the third quarter, the Company expects this metric to show further modest sequential improvement to approximately $152, or approximately $155 excluding certain non-recurring benefits expected in the quarter. The Company will continue to identify and evaluate a variety of initiatives to improve its cost structure and margin profile.

Liquidity and Financial Recovery Plan

The Company continues to prioritize efforts to optimize its balance sheet and reduce leverage. As of June 30, 2023, the Company had a total debt position of $13.1 billion. The Company continues to expect to refinance its Operating Credit Facility by year-end. As of June 30, 2023, total Net Debt was $12.2 billion and the Company expects continued improvement in its Net Leverage.

The Company’s liquidity was approximately $2.4 billion, consisting of approximately $900 million of cash and cash equivalents, $875 million of availability under its Revolving Loan Facility and a $650 million undrawn backstop commitment. The increase in liquidity versus prior quarter reflects the full return of approximately $500 million of cash collateral which was previously held in reserve by a credit card processor. The Company also has an incremental $300 million unsecured and undrawn commitment through January 2, 2024, which enhances future liquidity as it becomes available to draw on October 4, 2023. The Company continues to believe that its ongoing cash generation, fueled by its attractively financed newbuild growth pipeline, provides a path to meet its near-term liquidity needs, including its scheduled debt amortization payments and capital expenditures.

“During the quarter, we achieved a second consecutive quarter of sequential operating cost improvement, demonstrating our commitment and relentless focus on improving efficiencies, reducing costs and restoring our margins in a strategic and data-driven manner while preserving the guest experience and superior service levels our brands are known for,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “We were also pleased to have received approximately $500 million of cash collateral back from a credit card processor during the quarter, which not only provided a meaningful boost to our liquidity, bringing it to $2.4 billion at quarter-end, but is also a strong signal from our external partners of their increased confidence in our financial position and future outlook.”

Second Quarter 2023 Results

GAAP net income was $86.1 million or EPS of $0.20 compared to net loss of $(509.3) million or EPS of $(1.22) in the prior year. The Company reported Adjusted Net Income of $137 million or Adjusted EPS of $0.30 in the second quarter of 2023. This compares to Adjusted Net Loss and Adjusted EPS of $(478.3) million and $(1.14), respectively, in the second quarter of 2022. Adjusted EBITDA in the second quarter was approximately $515 million, better than guidance driven primarily by lower Adjusted Net Cruise Costs and lower fuel expense. This also marks the first quarter where Adjusted EBITDA exceeded the same quarter in 2019, a key milestone in the Company’s recovery efforts.

Gross Cruise Costs per Capacity Day was approximately $315 in the quarter as reported and $316 in constant currency. Adjusted Net Cruise Costs excluding Fuel per Capacity Day in constant currency was approximately $156, reflecting a decrease compared to the first quarter of 2023 as benefits from the Company’s ongoing margin enhancement initiative continue to be realized.

Fuel price per metric ton, net of hedges, decreased to $715 from $836 in 2022. The Company reported fuel expense of $164 million in the period.

Interest expense, net was $177.7 million in 2023 compared to $144.4 million in 2022. The increase in interest expense is primarily the result of higher rates.

Other income (expense), net was expense of $(8.0) million in 2023 compared to income of $31.0 million in 2022. In 2023, the expense primarily related to losses on foreign currency remeasurements.

Outlook and Guidance

In addition to announcing the results for the second quarter of 2023, the Company also provided guidance for the third quarter and full year 2023, along with accompanying sensitivities. The Company does not provide certain estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2023 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

2023 Guidance
	Third Quarter 2023		Full Year 2023[1]
	As Reported	Constant Currency	As Reported	Constant Currency
Net Per Diem vs. 2019	6.50% to 7.50%	7.00 to 8.00%	8.50% to 10.00%	9.00% to 10.50%
Net Yield vs. 2019	1.75% to 2.75%	2.25% to 3.25%	4.50% to 6.00%	5.00% to 6.50%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. $152.00		Approx. $155.50	Approx. $156.00
Capacity Days	Approx. 5.85 million		Approx. 22.7 million
Occupancy	Approx. 106.0%		Approx. 103.5%
Adjusted EBITDA	Approx. $730 million		$1.85 to $1.95 billion
Adjusted EPS[2]	Approx. $0.70		Approx. $0.80
Diluted Weighted-Average Shares Outstanding[3]	Approx. 510 million[4]		Approx. 460 million[4]
Depreciation and Amortization	Approx. $205 million		Approx. $815 million
Adjusted Interest Expense, net[5]	Approx. $185 million		Approx. $720 million
Effect of a 1% change in Net Yield on Adjusted EBITDA / Adjusted EPS[2]	Approx. $18 million Approx. $0.04		Approx. $33 million Approx. $0.07
Effect of a $1 change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day on Adjusted EBITDA / Adjusted EPS[2]	Approx. $6 million Approx. $0.01		Approx. $12 million Approx. $0.03

(1)	Sensitivities for Adjusted EBITDA and Adjusted EPS are for the remainder of 2023.
(2)	Based on midpoint of guidance and using diluted weighted-average shares outstanding of approximately 510 million for the third quarter of 2023 and 460 million for full year 2023 Adjusted EPS. Adjusted EPS is calculated using the ”if-converted” method and therefore excludes approximately $17 million of interest expense in the third quarter of 2023 and approximately $18 million for full year 2023 associated with the Company’s exchangeable notes.
(3)	Calculated using the “if-converted” method as consistent with the FASB accounting standards.
(4)	Q3 2023 assumes all four of the Company’s exchangeable notes are dilutive and therefore included in diluted weighted-average shares outstanding. FY 2023 assumes only the 2027 1.125% Exchangeable Notes are dilutive and included in the diluted weighted-average shares outstanding.
(5)	Based on our June 30, 2023 outstanding variable rate debt balance, a one percentage point increase in annual SOFR interest rates would increase our annual interest expense by approximately $17 million excluding the effects of capitalization of interest.

The following reflects the foreign currency exchange rates the Company used in its third quarter 2023 guidance.

Current Guidance
Euro	$1.09
British pound	$1.27
Australian Dollar	$0.67
Canadian Dollar	$0.76

Fuel

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Third Quarter 2023	Full Year 2023
Fuel consumption in metric tons[1]	240,000	980,000
Fuel price per metric ton, net of hedges[2]	$725	$735
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.01	$0.03[3]

(1)   Fuel consumption for the full year 2023 is expected to be split approximately evenly between heavy fuel oil and marine gas oil.
(2)   Fuel prices are based on forward curves as of 7/21/23.
(3)   For the remaining quarters of 2023.

As of June 30, 2023, the Company had hedged approximately 51% and 26% of its total projected metric tons of fuel consumption for the remainder of 2023 and 2024, respectively. The following table provides amounts hedged and price per metric ton of heavy fuel oil (“HFO”) and marine gas oil (“MGO”).

	Remainder of 2023	2024
% of HFO Consumption Hedged[1]	28%	13%
Blended HFO Hedge Price / Metric Ton	$571	$371
% of MGO Consumption Hedged	73%	37%
Blended MGO Hedge Price / Metric Ton	$703	$718
Total % of Consumption Hedged	51%	26%

(1)   Hedged derivatives include accounting hedges as well as economic hedges.

Capital Expenditures

Non-newbuild capital expenditures for the second quarter of 2023 were $79 million. Anticipated non-newbuild capital expenditures for full year 2023 are expected to be approximately $425 million including approximately $90 million in the third quarter.

Newbuild-related capital expenditures, net of export credit financing, are expected to be approximately $0.5 billion, $0.2 billion and $0.5 billion for the full years ending December 31, 2023, 2024 and 2025, respectively. Net newbuild-related capital expenditures for the second quarter of 2023 were approximately $90 million and are expected to be approximately $230 million for the third quarter of 2023 including the delivery of Norwegian Viva in August.

Company Updates and Other Business Highlights:

Environmental, Social and Governance (“ESG”)

  Norwegian Cruise Line Holdings published its 2022 Environmental, Social and Governance (ESG) report and Sustainability Accounting Standards Board (SASB) index as part of its global sustainability program, Sail & Sustain. The report highlights the progress on NCLH’s ESG strategy and goals, including its efforts across the five pillars of Sail & Sustain. Learn more here.
  Norwegian Cruise Line announced the 20 winners of its fourth annual award-winning Giving Joy recognition program, which provides deserving teachers with free cruises and the chance to set sail on Norwegian Viva. The 2023 contest drew support for over 3,400 teachers across North America. Learn more here.
  Norwegian Cruise Line in partnership with Coca-Cola, was proud to honor over 40 Gold Star Families as part of the 600 Miles of Remembrance on May 28, 2023 at the Coca-Cola 600 at the Charlotte Motor Speedway. Taking place over the Memorial Day holiday weekend, the Coca-Cola 600 honored military service members and their families, including a special brunch exclusively for Gold Star Families where each family was presented with a free seven-day cruise. Learn more here.

Fleet and Brand Updates

  Norwegian Cruise Line announced that GRAMMY® nominated, and five-time Latin GRAMMY® winning singer, songwriter, musician and producer, Luis Fonsi, will serve as the godfather of its newest groundbreaking ship, Norwegian Viva. Learn more here.
  Oceania Cruises announced that Chef Alexis Quaretti, Senior Culinary Director, has been inducted into the prestigious echelons of the Maîtres Cuisiniers de France. Quaretti joins Oceania Cruises’ Vice President of Culinary Eric Barale, who served as Quaretti’s godfather into the program. As such, Oceania Cruises is the only major cruise line to boast two Master Chefs of France. Learn more here.
  Regent Seven Seas Cruises announced that Sarah Fabergé, Founding Member of The Fabergé Heritage Council and great-granddaughter of Peter Carl Fabergé, will serve as Godmother to the Seven Seas Grandeur. Sarah will christen the ship at an elegant and exclusive gala event in Miami, Florida on December 10, 2023, which will also feature incredible entertainment from Emmy and Tony Award-Winning actress and singer Kristin Chenoweth. Learn more here.
  Norwegian Cruise Line announced Norwegian Joy will undergo extensive enhancements in January 2024 to elevate the onboard guest experience with popular offerings, including a new Thermal Suite in the Mandara Spa and Salon, expanded Vibe Beach Club, 24 new staterooms, redesigned Three-Bedroom The Haven Premier Owner’s Suites and more.
  Regent Seven Seas Cruises announced a landmark partnership with Global Hotel Alliance (GHA), the world’s largest alliance of independent hotel brands. This exclusive agreement marks the first time a cruise line has partnered with GHA, bringing together two leading luxury brands in the travel sector. Learn more here.
  Oceania Cruises will offer its guests simply MORE™ than ever before, with free roundtrip airfare, free airport transfers, free shore excursions and a free beverage package for all guests, for all new reservations beginning July 1, 2023, for sailings departing October 1, 2023, or later. Created to elevate the guest experience, the newly unveiled value promise has been designed to create long-lasting memories in enticing destinations and provide access to exquisite indulgences. Learn more here.

Other Highlights

  NCLH strengthened its executive leadership team with addition of cruise industry veteran Patrik Dahlgren as the Company’s new Executive Vice President, Vessel Operations. Dahlgren will oversee marine and technical operations, hotel operations, entertainment, cruise programs and security across NCLH’s three brands. Dahlgren succeeds Robin Lindsay who will serve as Executive Vice President, Newbuild and Refurbishment, overseeing the Company’s robust newbuild program and refurbishment projects. Learn more here.

Conference Call

The Company has scheduled a conference call for Tuesday, August 1, 2023 at 10:00 a.m. Eastern Time to discuss second quarter 2023 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands. With a combined fleet of 30 ships with over 60,000 berths, these brands offer itineraries to approximately 700 destinations worldwide. NCLH has seven additional ships scheduled for delivery through 2028, comprising over 19,000 berths.

Terminology

2027 1.125% Exchangeable Notes. On November 19, 2021, pursuant to an indenture among NCL Corporation Ltd., as issuer, Norwegian Cruise Line Holdings Ltd., as guarantor, and U.S. Bank National Association, as trustee, NCL Corporation Ltd. issued $1,150.0 million aggregate principal amount of exchangeable senior notes due 2027.

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income (Loss) divided by the number of diluted weighted-average shares outstanding.

Adjusted Gross Margin. Gross margin adjusted for payroll and related, fuel, food, other and ship depreciation. Gross margin is calculated pursuant to GAAP as total revenue less total cruise operating expense and ship depreciation.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income (Loss). Net income (loss), adjusted for the effect of dilutive securities and other supplemental adjustments.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings (loss) per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt. Long-term debt, including current portion, less cash and cash equivalents.

Net Leverage. Net Debt divided by Adjusted EBITDA.

Net Per Diem. Adjusted Gross Margin divided by Passenger Cruise Days.

Net Yield. Adjusted Gross Margin per Capacity Day.

Occupancy, Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Operating Credit Facility. Consists of the $875 million senior secured revolving credit facility and the senior secured term loan A facility having an outstanding principal amount of $0.8 billion as of June 30, 2023.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted Gross Margin, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Net Leverage, Net Debt, Adjusted Net Income (Loss), Adjusted EPS and Net Per Diem, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. We utilize Adjusted Gross Margin, Net Yield, and Net Per Diem to manage our business on a day-to-day basis and believe they are relevant measures of our revenue performance because they reflect revenue earned net of certain direct variable costs. We also utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income (loss), we believe changes in Adjusted Gross Margin, Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, Euro and Australian dollar which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. In addition, management uses Adjusted EBITDA as a performance measure for our incentive compensation. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income (loss), as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income (Loss) and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income (loss) and EPS. We use Adjusted Net Income (Loss) and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income (Loss) and Adjusted EPS may not be indicative of future adjustments or results.

Net Leverage and Net Debt are performance measures that we believe provide management and investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents. You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, valuation and appraisals of our assets and objectives of management for future operations (including those regarding expected fleet additions, our expectations regarding macroeconomic conditions, our expectations regarding cruise voyage occupancy, the implementation of and effectiveness of our health and safety protocols, operational position, demand for voyages, plans or goals for our sustainability program and decarbonization efforts, our expectations for future cash flows and profitability, financing opportunities and extensions, and future cost mitigation and cash conservation efforts and efforts to reduce operating expenses and capital expenditures) are forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic factors, such as fluctuating or increasing levels of interest rates, inflation, unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the spread of epidemics, pandemics and viral outbreaks, including the COVID-19 pandemic, and their effect on the ability or desire of people to travel (including on cruises), which has adversely impacted and may continue to adversely impact our results, operations, outlook, plans, goals, growth, reputation, cash flows, liquidity, demand for voyages and share price; implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with related regulatory restrictions; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders; the unavailability of ports of call; future increases in the price of, or major changes, disruptions or reduction in, commercial airline services; changes involving the tax and environmental regulatory regimes in which we operate, including new regulations aimed at reducing greenhouse gas emissions; the accuracy of any appraisals of our assets as a result of the impact of the COVID-19 pandemic or otherwise; our success in controlling operating expenses and capital expenditures; trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto; adverse events impacting the security of travel, or customer perceptions of the security of travel, such as terrorist acts, armed conflict, such as Russia’s invasion of Ukraine, and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; breaches in data security or other disturbances to our information technology and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; impacts related to climate change and our ability to achieve our climate-related or other sustainability goals; our inability to obtain adequate insurance coverage; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; any further impairment of our trademarks, trade names or goodwill; our reliance on third parties to provide hotel management services for certain ships and certain other services; fluctuations in foreign currency exchange rates; our expansion into new markets and investments in new markets and land-based destination projects; overcapacity in key markets or globally; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. There may be additional risks that we consider immaterial or which are unknown. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contact
Jessica John
(305) 468-2339
InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Revenue
Passenger ticket	$1,478,474	$793,892	$2,687,315	$1,136,347
Onboard and other	727,018	393,289	1,340,116	572,774
Total revenue	2,205,492	1,187,181	4,027,431	1,709,121
Cruise operating expense
Commissions, transportation and other	506,855	256,190	916,539	344,148
Onboard and other	161,880	96,155	281,577	128,705
Payroll and related	308,220	262,580	612,375	503,307
Fuel	164,242	181,189	359,110	316,698
Food	87,770	61,157	183,736	100,673
Other	154,643	216,045	310,691	415,198
Total cruise operating expense	1,383,610	1,073,316	2,664,028	1,808,729
Other operating expense
Marketing, general and administrative	352,222	329,080	688,235	625,287
Depreciation and amortization	197,115	181,587	391,905	360,663
Total other operating expense	549,337	510,667	1,080,140	985,950
Operating income (loss)	272,545	(396,802)	283,263	(1,085,558)
Non-operating income (expense)
Interest expense, net	(177,692)	(144,377)	(348,949)	(472,062)
Other income (expense), net	(8,043)	30,991	(16,998)	69,111
Total non-operating income (expense)	(185,735)	(113,386)	(365,947)	(402,951)
Net income (loss) before income taxes	86,810	(510,188)	(82,684)	(1,488,509)
Income tax benefit (expense)	(694)	867	9,479	(3,526)
Net income (loss)	$86,116	$(509,321)	$(73,205)	$(1,492,035)

Weighted-average shares outstanding
Basic	424,178,775	419,107,330	423,421,203	418,424,753
Diluted	461,075,240	419,107,330	423,421,203	418,424,753

Earnings (loss) per share
Basic	$0.20	$(1.22)	$(0.17)	$(3.57)
Diluted	$0.20	$(1.22)	$(0.17)	$(3.57)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Net income (loss)	$86,116	$(509,321)	$(73,205)	$(1,492,035)
Other comprehensive loss:
Shipboard Retirement Plan	64	94	128	2,570
Cash flow hedges:
Net unrealized loss	(4,577)	(90,503)	(23,052)	(51,199)
Amount realized and reclassified into earnings	2,547	(36,075)	(7,327)	(43,577)
Total other comprehensive loss	(1,966)	(126,484)	(30,251)	(92,206)
Total comprehensive income (loss)	$84,150	$(635,805)	$(103,456)	$(1,584,241)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$899,135	$946,987
Accounts receivable, net	219,116	326,272
Inventories	153,850	148,717
Prepaid expenses and other assets	576,478	450,893
Total current assets	1,848,579	1,872,869
Property and equipment, net	15,054,710	14,516,366
Goodwill	98,134	98,134
Trade names	500,525	500,525
Other long-term assets	1,146,264	1,569,800
Total assets	$18,648,212	$18,557,694
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$1,125,754	$991,128
Accounts payable	148,328	228,742
Accrued expenses and other liabilities	1,198,386	1,318,460
Advance ticket sales	3,345,767	2,516,521
Total current liabilities	5,818,235	5,054,851
Long-term debt	11,994,555	12,630,402
Other long-term liabilities	820,201	803,850
Total liabilities	18,632,991	18,489,103
Commitments and contingencies
Shareholders’ equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized; and 425,155,523 shares issued and
outstanding at June 30, 2023 and 421,413,565 shares issued and outstanding at December 31, 2022	425	421
Additional paid-in capital	7,661,646	7,611,564
Accumulated other comprehensive income (loss)	(507,330)	(477,079)
Accumulated deficit	(7,139,520)	(7,066,315)
Total shareholders’ equity	15,221	68,591
Total liabilities and shareholders’ equity	$18,648,212	$18,557,694

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2023	2022
Cash flows from operating activities
Net loss	$(73,205)	$(1,492,035)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	425,288	391,320
Loss on derivatives	9,423	47
Loss on extinguishment of debt	2,801	188,433
Provision for bad debts and inventory obsolescence	1,497	2,500
Gain on involuntary conversion of assets	(4,583)	(1,880)
Share-based compensation expense	72,691	62,840
Net foreign currency adjustments on euro-denominated debt	1,822	(12,063)
Changes in operating assets and liabilities:
Accounts receivable, net	106,709	566,265
Inventories	(5,815)	(36,748)
Prepaid expenses and other assets	321,120	(542,730)
Accounts payable	(72,345)	(127,188)
Accrued expenses and other liabilities	(75,009)	137,225
Advance ticket sales	826,221	755,189
Net cash provided by (used in) operating activities	1,536,615	(108,825)
Cash flows from investing activities
Additions to property and equipment, net	(974,190)	(326,303)
Proceeds from maturities of short-term investments	—	240,000
Cash paid on settlement of derivatives	(23,379)	—
Other	5,367	5,237
Net cash used in investing activities	(992,202)	(81,066)
Cash flows from financing activities
Repayments of long-term debt	(2,500,777)	(1,268,888)
Proceeds from long-term debt	2,038,187	2,073,175
Proceeds from employee related plans	2,618	2,557
Net share settlement of restricted share units	(25,223)	(11,991)
Early redemption premium	—	(172,012)
Deferred financing fees	(107,070)	(36,359)
Net cash provided by (used in) financing activities	(592,265)	586,482
Net increase (decrease) in cash and cash equivalents	(47,852)	396,591
Cash and cash equivalents at beginning of the period	946,987	1,506,647
Cash and cash equivalents at end of the period	$899,135	$1,903,238

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

					Three Months Ended			Six Months Ended
					June 30,			June 30,
					2023	2019		2023		2019

Passengers carried					693,085	682,935		1,326,995		1,327,987
Passenger Cruise Days					5,781,750	5,014,083		11,278,856		9,989,523
Capacity Days					5,513,288	4,626,871		10,928,835		9,343,800
Occupancy Percentage					104.9%	108.4%		103.2%		106.9%

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Gross Margin, Net Per Diem, and Net Yield were calculated as follows (in thousands, except Passenger Cruise Days and per Passenger Cruise Day data):

	Three Months Ended					Six Months Ended
	June 30,					June 30,
			2023					2023
			Constant Currency					Constant Currency
	2023		compared to 2019		2019	2023		compared to 2019		2019

Total revenue	$2,205,492		$2,215,634		$1,664,277	$4,027,431		$4,050,990		$3,067,907
Less:
Total cruise operating expense	1,383,610		1,388,105		958,424	2,664,028		2,677,966		1,785,075
Ship depreciation	183,499		183,499		143,111	365,068		365,068		295,962
Gross margin	638,383		644,030		562,742	998,335		1,007,956		986,870
Ship depreciation	183,499		183,499		143,111	365,068		365,068		295,962
Payroll and related	308,220		308,304		229,385	612,375		612,859		452,492
Fuel	164,242		164,282		100,531	359,110		359,164		198,784
Food	87,770		88,103		54,347	183,736		184,590		109,392
Other	154,643		156,659		169,407	310,691		318,194		310,976
Adjusted Gross Margin	$1,536,757		$1,544,877		$1,259,523	$2,829,315		$2,847,830		$2,354,476

Passenger Cruise Days	5,781,750	-	5,781,750	-	5,014,083	11,278,856	-	11,278,856	-	9,989,523
Capacity Days	5,513,288		5,513,288		4,626,871	10,928,835		10,928,835		9,343,800

Total revenue per Passenger Cruise Day	$381.46		$383.21		$331.92	$357.08		$359.17		$307.11
Gross margin per Passenger Cruise Day	$110.41		$111.39		$112.23	$88.51		$89.37		$98.79
Net Per Diem	$265.79		$267.20		$251.20	$250.85		$252.49		$235.69

Gross margin per Capacity Day	$115.79		$116.81		$121.62	$91.35		$92.23		$105.62
Net Yield	$278.74		$280.21		$272.22	$258.89		$260.58		$251.98

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended					Six Months Ended
	June 30,					June 30,
			2023					2023
			Constant Currency					Constant Currency
	2023		compared to 2019		2019	2023		compared to 2019		2019
Total cruise operating expense	$1,383,610		$1,388,105		$958,424	$2,664,028		$2,677,966		$1,785,075
Marketing, general and
administrative expense	352,222		352,808		240,901	688,235		690,635		489,843
Gross Cruise Cost	1,735,832		1,740,913		1,199,325	3,352,263		3,368,601		2,274,918
Less:
Commissions, transportation
and other expense	506,855		508,877		297,691	916,539		921,583		526,955
Onboard and other expense	161,880		161,880		107,063	281,577		281,577		186,476
Net Cruise Cost	1,067,097		1,070,156		794,571	2,154,147		2,165,441		1,561,487
Less: Fuel expense	164,242		164,282		100,531	359,110		359,164		198,784
Net Cruise Cost Excluding Fuel	902,855		905,874		694,040	1,795,037		1,806,277		1,362,703
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	578		578		534	1,156		1,156		1,068
Non-cash share-based compensation (2)	44,536		44,536		29,651	72,691		72,691		56,650
Redeployment of Norwegian Joy (3)	-		-		2,035	-		-		7,051
Adjusted Net Cruise Cost Excluding Fuel	$857,741		$860,760		$661,820	$1,721,190		$1,732,430		$1,297,934

Capacity Days	5,513,288		5,513,288		4,626,871	10,928,835		10,928,835		9,343,800

Gross Cruise Cost per Capacity Day	$314.85		$315.77		$259.21	$306.74		$308.23		$243.47
Net Cruise Cost per Capacity Day	$193.55		$194.10		$171.73	$197.11		$198.14		$167.11
Net Cruise Cost Excluding Fuel per Capacity Day	$163.76		$164.31		$150.00	$164.25		$165.28		$145.84
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$155.58		$156.12		$143.04	$157.49		$158.52		$138.91

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense and marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income (Loss) and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Net income (loss)	$86,116	$(509,321)	$(73,205)	$(1,492,035)
Effect of dilutive securities - exchangeable notes	4,603	-	-	-
Net income (loss) and assumed conversion of exchangeable notes	90,719	(509,321)	(73,205)	(1,492,035)
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,010	1,012	2,020	2,024
Non-cash share-based compensation (2)	44,536	30,048	72,691	62,840
Extinguishment and modification of debt (3)	719	-	3,153	188,433
Adjusted Net Income (Loss)	$136,984	$(478,261)	$4,659	$(1,238,738)
Diluted weighted-average shares outstanding - Net income (loss) and assumed conversion of exchangeable notes and Adjusted Net Income (Loss)	461,075,240	419,107,330	423,421,203	418,424,753
Diluted EPS	$0.20	$(1.22)	$(0.17)	$(3.57)
Adjusted EPS	$0.30	$(1.14)	$0.01	$(2.96)

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income (expense), net.

(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

(3) Losses on extinguishments of debt and modification of debt are included in interest expense, net.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Net income (loss)	$86,116	$(509,321)	$(73,205)	$(1,492,035)
Interest expense, net	177,692	144,377	348,949	472,062
Income tax (benefit) expense	694	(867)	(9,479)	3,526
Depreciation and amortization expense	197,115	181,587	391,905	360,663
EBITDA	461,617	(184,224)	658,170	(655,784)

Other (income) expense, net (1)	8,043	(30,991)	16,998	(69,111)
Other Non-GAAP Adjustments:
Non-cash deferred compensation (2)	578	699	1,156	1,398
Non-cash share-based compensation (3)	44,536	30,048	72,691	62,840
Adjusted EBITDA	$514,774	$(184,468)	$749,015	$(660,657)

(1) Primarily consists of gains and losses, net for foreign currency remeasurements.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.

(3) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.